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                                                                     EXHIBIT 8.2

                             OPINION OF ROPES & GRAY


                                              June 17, 1998

Bright Horizons, Inc.
One Kendall Square, Building 200
Cambridge, MA 02137

Ladies and Gentlemen:

         With reference to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Bright Horizons Family Solutions, Inc., a Delaware corporation ("BHFS"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of BHFS common stock, par value $0.01 per share, to be issued incident to the merger described in the Registration Statement (the "Bright Horizons Merger") of BRHZ Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of BHFS, with and into Bright Horizons, Inc., a Delaware corporation, in our opinion the discussion under the caption "The Merger - Certain Federal Income Tax Consequences -- Tax Implications to Bright Horizons Stockholders" in the Registration Statement, subject to the conditions and limitations set forth in the Registration Statement, sets forth the material United States federal income tax considerations generally applicable to the Bright Horizons Merger.

         We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name in the Registration Statement.

                                              Very truly yours,

                                              /s/ Ropes & Gray